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                                                                      EXHIBIT 21


                                  Subsidiaries

Brigham Oil & Gas, L.P., a Delaware limited partnership
Brigham, Inc., a Nevada corporation
Brigham Holdings I, LLC, a Nevada limited liability company
Brigham Holdings II, LLC, a Nevada limited liability company